September 17, 2002

Dear Valued Shareholders of Summus, Inc. (USA):

This letter highlights our progress in meeting our business goals, capital raising, organizational changes and enhancing shareholder value.  We will strive to continue the effort to keep you apprised of the Company’s progress.

PRODUCT LAUNCHES

I am very pleased to have announced the certification of both the Ultimate Golf Challenge and Nineball games by QUALCOMM.  Each application is now available on Verizon’s BREW ™ catalog.  Given the initial feedback on the games, I expect a strong adoption rate and the start of a long-term revenue stream.  We will continue to roll out the games on additional platforms and handsets as they become available.

We have also received certification for exego™ version 1.5 and are awaiting final testing approval with Verizon.  The application features will enhance the usability and add capabilities for exego users.   We anticipate this release will be available once carrier testing is completed.  As part of this rollout, version 1.5 will be offered with only a one-day trial.  In addition, we are coordinating with Verizon to establish the national marketing campaign for exego and other Summus products.

We are aggressively pursuing other carriers to expand our subscriber base as quickly as possible.   We have recently announced our agreement with ALLTEL to launch exego in three test markets.  I am excited to have a second BREW carrier on board, and we have secured additional carrier relationships that we will be able to announce at the appropriate time.   Having multiple carriers available will allow for a larger population of users across several manufacturer handsets to experience our application.  Our test with ALLTEL will be conducted using the Kyocera 3035 handset.

Our recently announced relationship with Snapfish is moving forward according to plan.  The new application for specifically viewing images, “Snapfish Mobile powered by BlueFuel™,” is under development by Summus and will be submitted for testing in the next few weeks.    Snapfish is a significant strategic partner and this partnership has helped to enhance relationships with several additional carriers.  We are in the final stages of internal testing of Snapfish Mobile, and I anticipate we will submit the Snapfish mobile application for BREW certification, as well as for other platforms, prior to the end of the third quarter.

PRODUCT DEVELOPMENT PROGRESS

Our plan to port our exego application to the JavaTM 2 Platform, Micro Edition (J2ME TM) has been accelerated.  We have completed our porting efforts and are now testing exego with available handsets.  I anticipate having a J2ME commercial offering submitted for carrier testing early in the fourth quarter of 2002.

In addition to our efforts to port to J2ME, we are executing on our strategy to supply our applications across multiple platforms.  We have made progress on porting to the Symbian operating system.  This is a significant development effort and, when complete, will open up our applications to the native Nokia handset marketplace.  Our target is to have the Symbian offering completed before the end of the fourth quarter of 2002.

Once Symbian is completed, we will have exego and specific partner applications running and commercially available on BREW, J2ME, PocketPC, J2ME/Symbian, native Symbian, and Palm OS.   In addition to these operating environments, we are testing our applications on a variety of handsets scheduled to be deployed by several carriers.  I feel our progress will position us well in the coming year to meet our revenue targets.  I believe our progress is strategically positioning us to achieve our next year's revenue goals.

CELLULAR OPERATOR PROGRESS

We are making terrific progress to achieve our business development goals with carriers during 2002. Our goal is to have five U.S. carriers and one international carrier deploy our applications this year.  Progress has been substantial with two U.S. carriers and one international carrier announced.  We fully expect to meet or exceed our goals before the end of the fourth quarter. Further, we are pleased that our strengthening relationship with carriers is leading us to expanded opportunities beyond exego, including content-related projects built on top of BlueFuel™.

CONTENT PROVIDER PROGRESS

 Summus’ business development activities have created several opportunities with major content brands. These prospective business relationships are evolving as follows:

Bundling of Content – We are continuing our pursuit to bundle valuable content into exegofor the purpose of enhancing the value to users and creating complementary revenue streams. Recently, we announced revenue sharing agreements with FreeRealTime, Fast Search & Transfer™ and the Associated Press.  FreeRealTime provides real time financial information such as quotes, charts and portfolio information to the handset.  Our agreement with Fast will allow search engine capabilities within exego.  The agreement with the Associated Press will supply content for a variety of applications and enhance future offerings of exego. Each opportunity represents some of the most sought after services by end-users.  We continue to expand our content relationships and expect to finalize agreements on several more content arrangements in the coming weeks.

Application Development – We continue to negotiate a multiple application development opportunity with a worldwide leader in branded media content.  Progress has been slow as this potential partner internally evaluates its strategy to enter the wireless environment.   Recently, several significant steps forward have helped us make headway in our pursuit of this long-term relationship.  I feel very optimistic about achieving our objective in securing this opportunity.

INVESTOR RELATIONS

We have engaged Dresner Corporate Services to handle our investor relation needs.  I believe this relationship will enhance our position in the financial and analyst community as well as provide a better vehicle for shareholders to discuss questions and issues.  Dresner has done a wonderful job interfacing with our shareholders, and I am very pleased with the progress made thus far.    For information on how to contact Dresner Corporate Services, please visit our website at http://www.summus.com/company/contact/.

As part of our normal business activities, we are exploring dates for a shareholder meeting in January 2003.   We will provide a more definitive date and agenda once finalized.

MARKETING

We continue to make significant headway in building a solid industry presence through the effective planning and execution of solid public relations strategies. These efforts have put us in front of industry analysts and technology reporters at several major media outlets, including The Wall Street Journal and Business Week.  Summus continues to receive solid news coverage of its announcements in the industry and financial press, with over 350 media outlets reporting on our press releases during the past month alone.

In addition to our public relations activities, we are working closely with the carriers and partners to participate in their advertising activities.  We have experienced some delays with carriers as they position and prepare for their splash in the marketplace.  Our efforts to promote Summus’ solutions are increasing, and I look forward to the next several months of increased activities to build brand awareness.  As part of our awareness-building initiatives, we are in the process of redesigning our corporate website to more accurately reflect the vision and strategy of the Company.

We had anticipated closing our agreement with the Andrew Seybold Consulting Group LLC, but have reprioritized our cash expenditures.  We expect to move forward with Mr. Seybold once our financial resources allow.

FINANCIAL

The Company received comments from the SEC with respect to its registration statement covering the resale of common stock to be issued in connection with draw downs under an equity line financing arrangement. Based on the SEC’s comments and follow-up telephone discussions with them, the Company understands that the terms of the equity line financing arrangement are such that it will not be able to resolve the staff’s comments and seek effectiveness of the registration statement.  Due to these developments, the length of time involved in completing this transaction, and other factors, the Company has determined that it is in its best interests to withdraw the registration statement and not proceed with the equity line.  We are now increasing our activities to secure working capital via alternative sources, including private placements.  I feel confident our ability to attract such financing will increase as we gain market traction and our revenues start to grow.

Our Company has made great progress over the past 18 months in a very turbulent environment.  We have discussed the trading activity of our common stock with securities experts, broker-dealers, attorneys and others.  Based on these discussions, we believe that illegal shorting activity and other manipulation has taken place in our stock and that the true value of our Company is not being fairly represented in the market.  This situation is extremely troubling to our entire team.  To resolve this problem, we have

engaged additional market makers and are discussing specific strategies with several specialists to stop these manipulations.   It is important to utilize outside resources to accomplish this so our team can focus on executing our strategy.  There is no timeline as to when the illegal shorting and other suspected manipulative activity will subside, but we are very aggressively addressing this situation.  I understand the anxiety shareholders have felt, and I appreciate the support provided by our shareholder base.

It is our intent to provide updated guidance over the next 30-45 days.  We are evaluating the market, our opportunities, and carrier deployment and marketing schedules.  Once our assessment is completed, we will provide an update.

ORGANIZATIONAL CHANGES

We are making great progress as a company and continue to systematically build our business. We will continue to fine tune the management team to execute on our business plan.  As part of this effort, we have added Jerry Bailey as a consultant to the Company.  In addition to his Advisory Board role, Jerry has committed to provide an additional 20 hours per month consistent with his expertise in finance and general operations.

We have recently contracted with Eva Blaisdell to help support our efforts for European expansion as well as engage key strategic decision-makers in top U.S. companies.  Eva is a former executive with Compaq.  Over the past 10 years, Eva has built a unique, global “consulting practice” specialized in offering innovative solutions to select clients/partners as an alternative to the traditional way of winning new markets and revenues. I look forward to her contributions moving forward.

It is with regret that I must announce Herman Rush’s resignation from the Summus Board of Directors for health-related reasons.  Herman has been an extremely valuable member of the Board for several years, and I will miss his counsel.  We are actively seeking new Board members and have identified several potential candidates.

As a measure to conserve cash, management has implemented a voluntary salary reduction program for the executive team.  This program was implemented in two parts.  First, a specific executive took a voluntary reduction in salary, and then other executives voluntarily took a reduction in salary substituted with stock options.   In addition, other components of executive cash compensation have been discontinued.  As part of our cost containment initiatives, we are constantly evaluating the skill set required to be successful.  As part of this process, we have increased our development personnel in Croatia, added key business development resources and adjusted marketing staff. In addition, we have stopped all travel that is not customer related.  Our efforts have reduced our monthly burn rate by over 20 percent.  This savings will help sustain the current level of staff required to operate our business.  I feel it is important to note that we have an extremely dedicated team, and I will take the appropriate action to ensure the long-term viability and success of our company.

Please look for further announcements soon.

Sincerely,

Bjorn Jawerth
Chairman and CEO

This shareholder letter contains statements that are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including but not limited to, the statements regarding the Company's pursuit of new business opportunities within the government sector, the development of technology and efforts to patent the same, the wireless and mobile market for multimedia applications, the status and possible outcomes of discussions with cellular operators, content providers and wireless device manufacturers, our capital raising efforts and other business plans, are not based on historical fact, but rather reflect the Company's current expectations concerning future events. By their nature, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be different from those projected in any forward-looking statements. The following important factors, among others, may cause actual results or developments to differ materially from those expressed or implied by the forward-looking statements: (1) a lack of sufficient financial resources to implement the Company's business plan, which has resulted in the Company's receiving a "going concern" opinion from its independent accountant with respect to its audited financial statements as of and for the period ended December 31, 2001; (2) the Company's dependence on the continued growth in demand for wireless Internet usage; (3) the rapid pace of technological developments in the wireless communications industry, particularly with respect to the availability of greater capacity or faster transmission speeds (also known as "broadband" transmission); (4) the degree of market acceptance of the Company as a viable wireless technology provider and of its wireless data services, including wireless e-mail; (5) technological competition, which creates the risk of the Company's technology being rendered obsolete or noncompetitive; (6) the lack of patent protection with respect to the Company's technology; (7) potential infringement of the patent claims of third parties; and (8) the Company's dependence on its key personnel and the risk of the loss of their services. The Company hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

BlueFuel, Efficiency Engine and MaxxNote are trademarks of Summus, Inc. (USA)  All other company or product names are trademarks and/or registered trademarks of their respective owners.